Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	David Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500
dmpleiss@west.com

West Corporation Reports First Quarter 2011 Results

OMAHA, NE, April 20, 2011 – West Corporation, a leading provider of technology-driven, voice and data solutions, today announced its first quarter 2011 results.

Financial Summary (unaudited)

(Dollars in millions)

	Three Months Ended March 31,
	2011	2010	Percent Change
Revenue	$610.8	$599.8	1.8%
Adjusted EBITDA[1]	$168.0	$166.8	0.7%
Adjusted EBITDA Margin	27.5%	27.8%
Cash Flows from Operations	$103.7	$115.5	-10.2%
Cash Flows used in Investing	$88.8	$33.8	162.9%
Cash Flows used in Financing	$17.5	$81.0	-78.4%
Net Income	$34.6	$36.0	-4.0%

[1]	See Reconciliation of Financial Measures below.

Consolidated Operating Results

For the first quarter of 2011, revenue was $610.8 million compared to $599.8 million for the same quarter last year, an increase of 1.8 percent. The increase in revenue from entities acquired2 was $12.0 million during the first quarter of 2011. The Unified Communications segment had revenue of $331.1 million in the first quarter of 2011, an increase of 10.7 percent over the same quarter last year. The Communication Services segment had revenue of $282.1 million in the first quarter of 2011, 6.5 percent lower than the first quarter of 2010. The Company’s automated services businesses3 had revenue of $428.2 million in the first quarter of 2011, an increase of 6.7 percent over the previous year.

Adjusted EBITDA for the first quarter of 2011 was $168.0 million, or 27.5 percent of revenue, compared to $166.8 million, or 27.8 percent of revenue, for the first quarter of 2010. A reconciliation of Adjusted EBITDA to cash flow from operating activities is presented below.

Cash flows from operations was $103.7 million for the first quarter of 2011, 10.2 percent lower than the same quarter last year primarily due to changes in the timing of interest and vendor payments.

Balance Sheet and Liquidity

At March 31, 2011, West Corporation had cash and cash equivalents totaling $100.1 million and working capital of $207.3 million. Interest expense was $67.8 million during the three months ended March 31, 2011 compared to $59.1 million during the comparable period last year.

During the first quarter of 2011, the Company invested $19.2 million in capital expenditures primarily for software and computer equipment.

Acquisitions

In the first quarter, the Company finalized the previously announced acquisitions of Twenty First Century Communications, POSTcti and Unisfair. The total expenditures for these acquisitions, net of cash acquired, was $60.7 million.

Earlier today, the Company announced it has signed an agreement to acquire Smoothstone IP Communications for approximately $120 million. Smoothstone develops and delivers highly flexible, scalable solutions for clients’ next-generation IP telephony needs. As enterprises upgrade their voice and data infrastructure,

[2]	Net revenue from entities acquired includes the acquisitions of SKT BCS, Twenty First Century Communications, PostCTI and Unisfair in the Unified Communications segment and the acquisitions of Holly Connects, TuVox and Specialty Pharmacy Network in the Communications Services segment.
[3]	Automated services includes Unified Communications, Intrado and West Interactive.

Smoothstone offers software-driven applications that exist in the cloud and are delivered through a software-as-a-service (SaaS) model. Smoothstone applications and services reduce the costs, risks and uncertainties of deploying new IP technology. Smoothstone’s solutions combine to bring the benefits of unified IP communications to enterprises quickly and reliably.

Upon completion of the acquisition, expected in the second quarter of 2011 after satisfaction of certain closing conditions including customary regulatory approvals, Smoothstone will become a part of West’s Unified Communications operating segment. The Smoothstone product portfolio will be available to West’s wide base of clients, adding IP telephony to a growing list of West’s unified communications solutions.

“Our leadership position in unified communications is further enhanced with the Smoothstone acquisition,” said Tom Barker, CEO. “We now have the ability to offer our clients a broad, unique and reliable set of products covering all areas of UC - including conferencing and collaboration, virtual events, messaging, telephony, networks and mobile solutions. By leveraging the InterCall global distribution model with our long-term client relationships, West’s opportunity for growth is improved as a result of this acquisition.”

Conference Call

The Company will hold a conference call to discuss these topics on Thursday, April 21, 2011 at 11:00 AM Eastern Time (10:00 AM Central Time). Investors may access the call by visiting the Financials section of the West Corporation website at www.west.com and clicking on the Webcast link. A replay of the call will be available on the Company’s website at www.west.com.

About West Corporation

West Corporation is a leading provider of technology-driven, voice and data solutions. West offers its clients a broad range of communications and network infrastructure solutions that help them manage or support critical communications. West’s customer contact solutions and conferencing services are designed to improve its clients’ cost structure and provide reliable, high-quality services. West also provides mission-critical services, such as public safety and emergency communications.

Founded in 1986 and headquartered in Omaha, Nebraska, West serves Fortune 1000 companies and other clients in a variety of industries, including telecommunications, banking, retail, financial, technology and healthcare. West has sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information on West Corporation, please call 1-800-841-9000 or visit www.west.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, competition in West’s highly competitive industries; West’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the loss, financial difficulties or bankruptcy of any key clients; the effects of global economic trends on the businesses of West’s clients; the non-exclusive nature of West’s client contracts and the absence of revenue commitments; the cost of pending and future litigation; extensive regulation affecting many of West’s businesses; security and privacy breaches of the systems West uses to protect personal data; the cost of defending West against intellectual property infringement claims; West’s ability to protect its proprietary information or technology; service interruptions to West’s data and operation centers; West’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; increases in the cost of voice and data services or significant interruptions in these services; the political, economic and other conditions in the countries where West operates; changes in foreign exchange rates; West’s ability to complete future acquisitions and integrate or achieve the objectives of its recent and future acquisitions; future impairments of our substantial goodwill, intangible assets, or other long-lived assets; and West’s ability to recover consumer receivables on behalf of its clients. In addition, West is subject to risks related to its level of indebtedness. Such risks include West’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; West’s ability to comply with covenants contained in its debt instruments; the incurrence of significant additional indebtedness by West and its subsidiaries and the ability of West’s lenders to fulfill their lending commitments. West is also subject to other risk factors described in documents filed by the company with the United States Securities and Exchange Commission.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

WEST CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, in thousands except selected operating data)

	Three Months Ended March 31,
	2011	2010	% Change
Revenue	$610,818	$599,821	1.8%
Cost of services	271,603	260,823	4.1%
Selling, general and administrative expenses	220,408	221,753	-0.6%

Operating income	118,807	117,245	1.3%
Interest expense, net	67,725	59,049	14.7%
Other expense (income), net	(4,692)	127	NM

Income (loss) before tax	55,774	58,069	-4.0%
Income tax	21,194	22,066	-4.0%

Net income (loss)	$34,580	$36,003	-4.0%

SELECTED SEGMENT DATA:
Revenue:
Unified Communications	$331,122	$299,192	10.7%
Communication Services	282,077	301,829	-6.5%
Intersegment eliminations	(2,381)	(1,200)	-98.4%

Total	$610,818	$599,821	1.8%

Depreciation & Amortization:
Unified Communications	$21,144	$23,967	-11.8%
Communication Services	20,998	19,607	7.1%

Total	$42,142	$43,574	-3.3%

Operating Income:
Unified Communications	$94,011	$77,482	21.3%
Communication Services	24,796	39,763	-37.6%

Total	$118,807	$117,245	1.3%

Operating Margin:
Unified Communications	28.4%	25.9%	9.7%
Communication Services	8.8%	13.2%	-33.3%

Total	19.5%	19.5%	0.0%

SELECTED OPERATING DATA ($M):
Cash flows from operations	103.7	115.5	-10.2%
Term loan facility	1,916.4	2,453.8	-21.9%
Senior and senior subordinated notes	1,600.0	1,100.0

Revenue from automated services ($M) (3)	428.2	401.4	6.7%
Revenue from agent-based services ($M)	185.2	198.4	-6.7%

Condensed Balance Sheets
	Mar. 31, 2011	Dec. 31, 2010	% Change
Current assets:
Cash and cash equivalents	$100,097	$97,793	2.4%
Trust and restricted cash	13,332	15,122	-11.8%
Accounts receivable, net	394,281	366,419	7.6%
Deferred income taxes receivable	22,866	29,968	-23.7%
Prepaid assets	43,868	33,667	30.3%
Other current assets	36,753	34,058	7.9%

Total current assets	611,197	577,027	5.9%
Net property and equipment	336,073	341,366	-1.6%
Goodwill	1,680,451	1,629,396	3.1%
Other assets	481,444	457,461	5.2%

Total assets	$3,109,165	$3,005,250	3.5%

Current liabilities	$403,927	$363,562	11.1%
Long-term obligations	3,512,509	3,518,141	-0.2%
Other liabilities	187,625	162,602	15.4%

Total liabilities	4,104,061	4,044,305	1.5%

Class L common stock	1,549,687	1,504,445	3.0%

Stockholders’ deficit	(2,544,583)	(2,543,500)	0.0%

Total liabilities and stockholders’ deficit	$3,109,165	$3,005,250	3.5%

NM: Not Meaningful

Reconciliation of Financial Measures

The common definition of EBITDA is “Earnings Before Interest Expense, Taxes, Depreciation and Amortization.” In evaluating liquidity, we use earnings before interest expense, share based compensation, taxes, depreciation and amortization, minority interest, non-recurring litigation settlement costs, other non-cash reserves, transaction costs and after acquisition synergies and excluding unrestricted subsidiaries, or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under generally accepted accounting principles (“GAAP”). EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other income or cash flows data prepared in accordance with GAAP. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is presented as we understand certain investors use it as one measure of our historical ability to service debt. Adjusted EBITDA is also used in our debt covenants, although the precise adjustments used to calculate Adjusted EBITDA included in our credit facility and indentures vary in certain respects among such agreements and from those presented below. Set forth below is a reconciliation of EBITDA and Adjusted EBITDA to cash flows from operations.

Amounts in thousands	Three Months Ended Mar. 31,
	2011	2010
Cash flow from operating activities	$103,703	$115,481
Income tax expense	21,194	22,066
Deferred income tax expense	(6,056)	(16,824)
Interest expense, net of amortization	67,824	59,123
Provision for share based compensation	(1,015)	(882)
Amortization of debt issuance costs	(3,344)	(4,010)
Other	609	(10)
Changes in operating assets and liabilities, net of business acquisitions	(16,427)	(14,178)

EBITDA	166,488	160,766
Provision for share based compensation	1,015	882
Site closures, settlements and other costs	917	1,692
Acquisition synergies and transaction costs	2,716	2,218
Non-cash foreign currency loss (gain)	(3,143)	1,231

Adjusted EBITDA	$167,993	$166,789

Amounts in thousands	Three Months Ended Mar. 31,
	2011	2010
Cash flows from operating activities	$103,703	$115,481
Cash flows used in investing activities	$(88,818)	$(33,781)
Cash flows used in financing activities	$(17,507)	$(81,031)

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